Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President Finance	Vice President-Corp. Development	Broadgate Consultants
	(480) 609-3336	(972) 543-8123	(212) 232-2222

MERITAGE CORPORATION APPOINTS RICHARD BURKE AS BOARD MEMBER

Scottsdale, Arizona and Dallas (September 9, 2004) – Meritage Corporation (NYSE: MTH) today announced Richard T. Burke, Sr. has been named to the Company’s Board of Directors.

Meritage Co-chairman and CEO John R. Landon stated, “Meritage welcomes Richard to our Board.  He is exceptionally well-qualified, and we look forward to having the benefit of his experience and insight as we continue to grow in our existing markets and expand into new ones.”

Burke is the founder of UnitedHealth Group, a New York Stock Exchange-listed company, No. 54 of the 2004 Fortune 100 and a leader in the managed health care industry.  He has served as a director of UnitedHealth Group since its inception and is also a board member of several private, nonprofit and charitable organizations.  From 1995 until February 2001, Burke was the owner and chief executive officer of the Phoenix Coyotes, a National Hockey League team.  He is also a Director of First Cash Financial Services, Inc., a NASDAQ-listed company.

“Richard brings to Meritage a wealth of knowledge in the operation and governance of large publicly held companies,” added Steven J. Hilton, Meritage Co-chairman and CEO.  “We believe he will be a tremendous asset to Meritage.”

MERITAGE ANNOUNCES APPOINTMENT

Meritage Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  Fortune recently named Meritage to its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fourth appearance on this list in six years.  The Company is included in the S&P SmallCap 600 Index and appears on Forbes’ “Platinum 400” list as part of an elite group of only five companies on the list that have exceeded 50% in five-year annualized total return.  In its 18-year history the Company has built approximately 32,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including five of the top ten single-family housing markets in the country.  For more information about the Company, please visit the Meritage web site is located at www.meritagehomes.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements regarding the continued growth and expansion of Meritage.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to achieve certain pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; the impact of new accounting principles; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2003 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended June 30, 2004.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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